Exhibit (i)(b)

Dechert LLP	1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

February 14, 2017

Steward Funds, Inc.

3700 W. Sam Houston Parkway South
Suite 250

Houston, TX 77042 ;:

Re:	Steward Funds, Inc.

Securities Act Registration No. 002-28175

Investment Company Act Registration No. 881-01587

Dear Ladies and Gentlemen:

We have acted as counsel to Steward Funds, Inc., a Maryland corporation, (the "Registrant") including its series, Steward Small-Mid Cap Enhanced Index Fund (the "Fund") in connection with the filing of Post-Effective Amendment No. 105 to the Registrant's registration statement (the "Registration Statement") under the Securities Act of 1933 (the "1933 Act"), as amended, and the Investment Company Act of 1940 (the "1940 Act"), as amended, and in connection with the issuance and sale by the Registrant of the Funds' shares proposed to be sold pursuant to Post-Effective Amendment No. 105 to the Registration Statement (the "Shares").

We have examined the Registrant's Articles of lncorporation, Bylaws, and other corporate records, certificates, documents and matters as we have deemed necessary to enable us to give this opinion. In addition, we have reviewed and relied upon a certificate of good standing issued by the State of Maryland.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii)  that any resolutions provided have been duly adopted by the Registrant's Board of Directors; (iv) that facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Registrant on which we have relied for purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where

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documents are referred to in resolutions approved by the Registrant's Board of Directors, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Fund's Shares have been validly authorized, and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law, will have been legally and validly issued and, subject to the qualifications set forth in the Articles of Incorporation, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund's shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Registrant, in the Fund's prospectus and Statement of Additional Information to be included in the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP